UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     July 18, 2005

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27700B SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503-685-8888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFOCUS CORPORATION

FORM 8-K

Item 1.02  Termination of a Material Definitive Agreement

On July 18, 2005, InFocus Corporation (the “Company”) provided a 90-day notice to Flextronics International Asia Pacific Ltd. (“Flextronics”) to terminate the Manufacturing Services Agreement dated June 27, 2001 (the “Agreement”) between the companies.  The Agreement provides for manufacture of front projectors for the Company on a contract basis and for cooperation in the design of new products.  The Company has made a strategic decision to transfer the manufacture of products previously made for the Company by Flextronics to certain other contract manufacturers, including South Mountain Technologies (“SMT”), the Company’s 50-50 joint venture with TCL Corporation.

During the 90-day notice period, the Company expects to work closely with Flextronics to ensure final build plans are executed and a smooth transition occurs to SMT and the Company’s other contract manufacturers.  Under terms of the Agreement, the Company is responsible for components purchased by Flextronics associated with purchase orders placed by the Company within contractual lead times.  The Company expects to transfer any remaining excess components held by Flextronics to the Company’s other contract manufacturers.  The Company does not expect to incur any unusual liabilities associated with the termination of the Agreement.

Item 8.01   Other Events

On July 21, 2005, the Company issued a press release announcing that SMT had shipped its first front projectors from its new manufacturing facility ahead of schedule. The product is the InFocus® ScreenPlay® 5000, a native high-definition home entertainment projector. This is the first of three product platforms that SMT is expected to produce for the Company in the third quarter of 2005.  These products were previously produced for the Company by Flextronics in Malaysia. A copy of the press release is attached as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished herewith and this list is intended to constitute the exhibit index:

99.1     Press release dated July 21, 2005 announcing that South Mountain Technologies, the 50-50 joint venture between InFocus Corporation and TCL Corporation, had shipped its first front projectors from its new manufacturing facility ahead of schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2005	INFOCUS CORPORATION

	By:	/s/C. Kyle Ranson
C. Kyle Ranson
President and Chief Executive Officer
(Principal Executive Officer)

	By:	/s/Michael D. Yonker
Michael D. Yonker
Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial Officer)